Financial Contact:
Patrick Davidson
(414) 343-8423

Media Contact:
Kathleen Lawler
(414) 343-4587

HARLEY-DAVIDSON REPORTS RECORD SECOND QUARTER

Milwaukee, Wis., July 16, 2003 -- Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its second quarter ended June 29, 2003. Revenue for the quarter was $1.22 billion compared with $1.00 billion in the year-ago quarter, a 21.8 percent increase. Second quarter diluted earnings per share (EPS) were 66 cents, a 40.4 percent increase compared with last year's 47 cents.

"We are pleased with our strong results for 2003 as we head into the second half of the year," said Jeffrey L. Bleustein, chairman and chief executive officer of Harley-Davidson, Inc. "Our U.S. dealer network sold more motorcycles in this quarter than in any other quarter in our 100-year history. Retail sales grew more than 14 percent compared with last year and outpaced our wholesale shipments by over 11,000 units," added Bleustein.

On Monday, July 14, the Company unveiled its 2004 Model Year motorcycles to its dealers at its summer meeting held in Las Vegas. "Our dealer network is enthusiastic about the new 2004 Model Year motorcycles which will be available to the public in September. They are particularly excited about the completely redesigned Sportster family, which the Company believes will be a significant factor in attracting new customers and driving demand for Harley-Davidson products well into the future," said Bleustein.

Motorcycles and Related Products Segment - Second Quarter Results

Second quarter revenue from Harley-Davidson(R) motorcycles was $955.4 million, an increase of 25.7 percent over last year. Worldwide shipments of Harley-Davidson motorcycles in the second quarter totaled 76,025 units, up 10,485 units or 16.0 percent over last year. After exceeding its second quarter target by 600 units, the Company is increasing its full year 2003 target for Harley-Davidson motorcycles from 290,000 to 290,600. The new target represents a
10.2 percent increase over the prior year. The new factory in York, PA is scheduled to begin ramping up in the third quarter as assembly of the Softail(R) family of motorcycles is relocated to the new plant.

Second quarter revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and

      Harley-Davidson, Inc. - 2nd Quarter 2003 Press Release Text - Page 1

Genuine Motor Accessories, totaled $204.2 million, a 20.9 percent increase, or $35.4 million more than the year-ago quarter. Anniversary related sales accounted for $16.5 million and are not expected to be significant in the second half of the year. For the full year 2003, the Company expects P&A revenues to grow slightly faster than the motorcycle unit growth rate.

Second quarter revenue from General Merchandise, which consists of MotorClothes(TM) apparel and collectibles, totaled $43.7 million, down 14.9 percent or $7.6 million over the same period last year. During the second quarter of 2002, General Merchandise revenue benefited from $12 million in 100th Anniversary products. In 2003, shipments of 100th Anniversary merchandise were essentially completed in the first quarter. Given the strong prior year 100th Anniversary revenue, General Merchandise revenue for the full year 2003 is expected to be lower than in 2002.

Second quarter operating margin increased from 18.3 percent in 2002 to 21.9 percent. This increase was primarily driven by the second quarter gross margin, which was 36.4 percent of revenue compared with 33.5 percent in 2002. Gross margin was favorably impacted by wholesale motorcycle price increases, a richer product mix and foreign currency exchange rates. These positive factors were partially offset by higher retirement and health care costs.

The Company believes that gross margin during the second half of the year will be lower than that in the first half due to pricing, product mix and startup costs associated with the new factory for Softail motorcycles in York, PA. Pricing for the 2004 Model Year motorcycles will reflect the elimination of 100th Anniversary special edition features. The third quarter ramp up of the new factory will reduce the number of Softail motorcycles in the mix relative to other product families, while the redesigned Sportster(R) line of motorcycles will become a larger part of the product mix for the foreseeable future. Softail motorcycles are among the Company's highest margin motorcycles, while Sportster motorcycles have lower margins.

Retirement Plan Assumptions

During the quarter, the Company adjusted its discount rate for retirement plan calculations from 7.25 to 6.5 percent. The pre-tax impact of this change was a $4.5 million expense for the quarter.

Motorcycle Retail Data - Six Month Results

Retail sales of Harley-Davidson motorcycles in the United States were up 6.3 percent for the period January through June 2003, when compared to the same period last year. Harley-Davidson retail sales in Europe and Japan were up 4.2 and 7.6 percent, respectively, when compared with 2002. Retail sales of Harley-Davidson motorcycles have outpaced the heavyweight motorcycle industry in all of the Company's major markets. Market data is listed in the accompanying tables.

Financial Services Segment - Second Quarter Results

Harley-Davidson Financial Services, Inc. (HDFS) reported second quarter operating income of $44.5 million, up from $37.0 million in the year-ago quarter. The subsidiary's performance was driven primarily by strong loan originations and a favorable interest rate environment.

The Company's second quarter securitization of $425 million of motorcycle retail loans resulted in a gain of $22.2 million, which compares to a securitization of $586 million and gain of $21.4 million during the second quarter of 2002. The net gain as a percentage of the amount of loans securitized went from 3.65 percent in

      Harley-Davidson, Inc. - 2nd Quarter 2003 Press Release Text - Page 2 the second quarter of 2002 to 5.22 percent in the second quarter of 2003, as HDFS continued to benefit in this declining interest rate environment.

Annualized credit losses on a managed portfolio basis increased slightly in the first half of the year from 0.68 percent in 2002 to 0.75 percent in 2003.

The Company is raising its expectation for HDFS's total year 2003 operating income to be approximately 40 percent higher than in 2002. Over the long term, the Company expects the HDFS growth rate to be slightly higher than the Company's motorcycle unit growth rate.

Share Repurchase

During the quarter, the Company repurchased 250,000 shares of its common stock. This brings the share repurchase amount to 750,000 shares on a year-to-date basis.

Cash Flow - Six Month Results

Operations generated cash of $609.9 million. The Company invested $82.6 million in capital expenditures, paid dividends of $22.7 million and repurchased shares valued at $30.6 million.

Harley-Davidson, Inc. - Six Month Results

For the six month period, revenue totaled $2.33 billion, a 20.9 percent increase over the year-ago period. Diluted earnings per share were $1.28, an increase of
47.1 percent compared to the same period last year.

Through the first six months of this year, shipments of Harley-Davidson motorcycle units were 146,633, a 12.6 percent increase over last year's 130,209. Harley-Davidson motorcycle revenue was $1.83 billion, a 21.5 percent increase over $1.51 billion in revenue in 2002. P&A revenue totaled $364.0 million, a
21.4 percent increase over last year's $300.0 million. General Merchandise revenue totaled $100.1 million, a 7.0 percent increase compared with $93.6 million during the same period in 2002.

For the first six months, HDFS operating income was $87.8 million, a $38.6 million increase over last year's first six months.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport and sport-touring motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or

      Harley-Davidson, Inc. - 2nd Quarter 2003 Press Release Text - Page 3 goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company's ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected P&A /general merchandise supplier backorders, (v) sell all of the Harley-Davidson motorcycles it plans to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to foreign currency exchange rate fluctuations, (ix) successfully adjust to interest rate fluctuations, and (x) successfully manage changes in the credit quality of HDFS's loan portfolio.

In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, difficulty with suppliers, natural causes, terrorism or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

TABLES FOLLOW

      Harley-Davidson, Inc. - 2nd Quarter 2003 Press Release Text - Page 4

                              Harley-Davidson, Inc.
                   Condensed Consolidated Statements of Income
                    (In thousands, except per share amounts)


                                                    (Unaudited)                       (Unaudited)
                                                   Three Months Ended                Six Months Ended
                                                   ------------------                ----------------
                                                June 29,        June 30,        June 29,         June 30,
                                                  2003            2002            2003             2002
                                                  ----            ----            ----             ----
Net revenue                                     $ 1,218,872     $ 1,001,094     $ 2,332,563      $ 1,928,939
Gross profit                                        443,218         335,088         846,250          650,365
Operating expenses                                  176,465         152,167         339,872          294,317
                                                -----------     -----------     -----------      -----------
  Operating income from
      motorcycles & related products                266,753         182,921         506,378          356,048

Financial services income                            71,287          60,149         142,056          101,840
Financial services operating expense                 26,821          23,109          54,233           52,649
                                                -----------     -----------     -----------      -----------
 Operating income from financial services            44,466          37,040          87,823           49,191

Corporate expenses                                    4,183           3,644           8,656            7,199
                                                -----------     -----------     -----------      -----------
Total operating income                              307,036         216,317         585,545          398,040
Interest income, net                                  6,388           4,415          12,345            6,661
Other income (expense), net                          (4,659)           (366)         (4,875)          (1,131)
                                                -----------     -----------     -----------      -----------
Income before provision for taxes                   308,765         220,366         593,015          403,570
Provision for income taxes                          106,523          76,025         204,589          139,231
                                                -----------     -----------     -----------      -----------
Net income                                      $   202,242     $   144,341     $   388,426      $   264,339
                                                ===========     ===========     ===========      ===========
Earnings per common share:
  Basic                                         $      0.67     $      0.48     $      1.29      $      0.87
  Diluted                                       $      0.66     $      0.47     $      1.28      $      0.87

Weighted-average common shares:
  Basic                                             302,164         302,209         302,263          302,341
  Diluted                                           304,339         305,194         304,448          305,405


Harley-Davidson, Inc. - 2nd Quarter 2003 Press Release Financial Tables - Page 1

                              Harley-Davidson, Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                             (Unaudited)                    (Unaudited)
                                              June 29,        Dec. 31,        June 30,
                                                2003            2002            2002
                                                ----            ----            ----
ASSETS
   Current assets:
     Cash and cash equivalents              $    691,459    $    280,928     $    524,049
     Marketable securities                       500,669         514,800          203,246
     Accounts receivable, net                    113,025         108,694          150,728
     Finance receivables, net                    910,963         855,771          609,730
     Inventories                                 206,574         218,156          203,255
     Other current assets                         73,169          88,237           88,371
                                            ------------    ------------     ------------
   Total current assets                        2,495,859       2,066,586        1,779,379
     Finance receivables, net                    606,619         589,809          519,935
     Other long-term assets                    1,194,636       1,204,822        1,106,542
                                            ------------    ------------     ------------

Total assets                                $  4,297,114    $  3,861,217     $  3,405,856
                                            ============    ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
     Accounts payable & accrued expenses    $    696,753    $    607,473     $    634,931
     Current portion of finance debt             343,331         382,579          147,837
                                            ------------    ------------     ------------
   Total current liabilities                   1,040,084         990,052          782,768
   Finance debt                                  380,000         380,000          380,000
   Other long-term liabilities                   219,789         152,831          177,239
   Post-retirement health care benefits          116,487         105,419           97,414
   Shareholders' equity                        2,540,754       2,232,915        1,968,435
                                            ------------    ------------     ------------

Total liabilities and shareholders' equity  $  4,297,114    $  3,861,217     $  3,405,856
                                            ============    ============     ============

Harley-Davidson, Inc. - 2nd Quarter 2003 Press Release Financial Tables - Page 2

                              Harley-Davidson, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                     (Unaudited)
                                                                  Six months ended
                                                                  ----------------
                                                               June 29,        June 30,
                                                                 2003            2002
                                                                 ----            ----
Cash flows from operating activities:
  Net income                                                   $ 388,426       $ 264,339
    Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                95,262          87,514
      Non cash expenses                                           50,286          29,311
      Gain on current year securitizations                       (48,587)        (26,375)
      Collection of retained securitization interests             44,177          31,603
      Contributions to pension plans                             (12,000)         (3,090)
      Net changes in current assets and current liabilities       92,300          32,033
                                                               ---------       ---------
Net cash provided by operating activities                        609,864         415,335

Cash flows from investing activities:
  Capital expenditures                                           (82,649)       (122,461)
  Finance receivables, net                                       (34,032)        (76,555)
  Net change in marketable securities                             13,267          (7,235)
  Other, net                                                       1,212          13,804
                                                               ---------       ---------
Net cash used in investing activities                           (102,202)       (192,447)

Cash flows from financing activities:
  Net (decrease) in finance debt                                 (47,922)        (69,214)
  Dividends paid                                                 (22,739)        (19,975)
  Purchase of common stock for treasury                          (30,563)        (56,814)
  Issuance of common stock under employee stock plans              4,093           7,726
                                                               ---------       ---------
Net cash used in financing activities                            (97,131)       (138,277)

Net increase in cash and cash equivalents                        410,531          84,611

Cash and cash equivalents:
  At beginning of period                                         280,928         439,438
                                                               ---------       ---------
  At end of period                                             $ 691,459       $ 524,049
                                                               =========       =========

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

Harley-Davidson, Inc. - 2nd Quarter 2003 Press Release Financial Tables - Page 3

                              Harley-Davidson, Inc.
                           Net Revenue and Motorcycle
                                  Shipment Data

                                            Three Months Ended                Six Months Ended
                                            ------------------                ----------------
                                         June 29,        June 30,        June 29,         June 30,
                                           2003            2002            2003             2002
                                           ----            ----            ----             ----
NET REVENUE (in thousands)
Harley-Davidson(R)motorcycles            $  955,425       $ 760,107      $1,831,932       $1,508,033
Buell(R)motorcycles                          15,016          19,966          35,514           26,275
Parts & Accessories                         204,199         168,846         364,043          299,989
General Merchandise                          43,663          51,309         100,138           93,578
Other                                           569             866             936            1,064
                                         ----------      ----------      ----------       ----------
                                         $1,218,872      $1,001,094      $2,332,563       $1,928,939
                                         ==========      ==========      ==========       ==========

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
  United States                              61,931          52,514         118,883          103,877
  Export                                     14,094          13,026          27,750           26,332
                                         ----------      ----------      ----------       ----------
Total                                        76,025          65,540         146,633          130,209
                                         ==========      ==========      ==========       ==========

Motorcycle product mix:
  Touring                                    20,912          17,102          39,400           34,420
  Custom                                     36,906          29,751          71,219           61,614
  VRSC                                        4,370           5,364           9,029            8,524
  Sportster(R)                               13,837          13,323          26,985           25,651
                                         ----------      ----------      ----------       ----------
Total                                        76,025          65,540         146,633          130,209
                                         ==========      ==========      ==========       ==========

BUELL UNITS
Motorcycle shipments:
  Buell (excluding Blast)                     1,804           2,006           4,160            2,435
  Buell Blast                                   138           1,303             723            2,204
                                         ----------      ----------      ----------       ----------
                                              1,942           3,309           4,883            4,639
                                         ==========      ==========      ==========       ==========

Harley-Davidson, Inc. - 2nd Quarter 2003 Press Release Financial Tables - Page 4

                       Year-to-date Heavyweight (651+ cc)
                    Motorcycle Retail Registrations (Units),
                          data through month indicated.

                                 2003            2002        % change
                                 ----            ----        --------
United States
- H-D (June)                   121,414         114,174           6.3%
- Industry (June)              257,929         258,031           0.0%

Europe
- H-D * (June)                  14,875          14,278           4.2%
- Industry (May)               163,519         174,830          -6.5%

Japan
- H-D (June)                     5,232           4,864           7.6%
- Industry (May)                19,611          21,089          -7.0%

Only Harley-Davidson(R) motorcycles are included in the Harley-Davidson (H-D) data.

H-D * Includes Harley-Davidson sales in all European countries.
Industry data for Europe includes sales only in Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Switzerland and United Kingdom.

Data Sources: (data subject to update)
--------------------------------------
United States: Motorcycle Industry Council,
Europe: Company reports, Giral S.A.
Japan: Company reports, Industry sources


Harley-Davidson, Inc. - 2nd Quarter 2003 Press Release Financial Tables - Page 5